DATED                                               3 JANUARY 2014

STAFFING 360 SOLUTIONS LIMITED

(FORMERLY INITIO INTERNATIONAL HOLDINGS LIMITED) (1)

and

BRENDAN FLOOD (2)

SERVICE AGREEMENT

Mishcon de Reya

Summit House

12 Red Lion Square

London WC1R 4QD

Tel: 020 7440 7000

Fax: 020 7404 5982

THIS AGREEMENT IS DATED                          3  JANUARY 2014

PARTIES:

(1)	Staffing 360 Solutions Limited (formerly Initio International Holdings Limited) whose registered office is at Suite 002, 1-9, Hardwicks Square, Hardwicks Way, Wandsworth, London SW18 4AW (the "Employer"); and

(2)	Brendan Flood 5A Acacia Road, Hampton, Middlesex TW12 3DP ("you")

AGREED TERMS:

1.	Definitions

1.1	In this agreement, the following expressions have the following meanings:

"Board" means the board of directors for the time being of the Employer or any committee of the board of directors duly appointed by it;

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Employer, the Parent and/or any Member of the Group for the time being confidential to any such company and trade secrets including, without limitation, technical data and know-how relating to the business of any such company or any of its or their business contacts.

"Effective Date" means the date on which the Closing (as defined in the Stock Purchase Agreement) of the Transaction occurs;

"Employment" means your employment under this agreement;

"Group" means the Employer, any subsidiary undertaking or parent undertaking of the Employer and any subsidiary undertaking of any such parent undertaking and "member of the Group" includes any undertaking in the Group. In this Agreement, "subsidiary undertaking" and "parent undertaking" have the meanings set out in sections 1161 and 1162 of the Companies Act 2006, modified so that: sections 1162(2) and 1162(4) do not apply; and in section 1162(3)(b), without limitation, a person is deemed to be "acting on behalf of" an undertaking or any of its subsidiary undertakings if any of that undertaking's shares are registered in the name of that person (i) as bare nominee; or (ii) by way of security or in connection with the taking of security. For the avoidance of doubt, the definition of "undertaking" in section 1161, without limitation, includes limited liability partnerships;

"HMRC" means HM Revenue and Customs;

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Parent" means Staffing 360 Solutions, Inc.;

"Parent Board" means the board of directors of the Parent;

"Purchase Agreement" means the Stock Purchase Agreement dated 30 October 2013 (as amended on 10 December 2013), by and among Initio International Holdings Limited (“Initio”), Staffing 360 Solutions, Inc., a Nevada corporation and the shareholders of Initio.

“Restricted Business” means the business of recruitment of permanent and temporary staff in the engineering, information technology, light industrial, accounting and finance and administration sectors and those parts of the business of the Employer, the Parent and/or of any member of the Group with which you were involved to a material extent in the 12 months before the Termination Date.

“Restricted Customer”: any firm, company or person who, during the 12 months before the Termination Date, was a customer or prospective customer of or was in the habit of dealing with the Employer, the Parent and/or any member of the Group with whom the Employee had contact or about whom he became aware or informed in the course of the Employment.

“Restricted Person”: anyone employed or engaged by the Employer, the Parent and/or any member of the Group at the level of director or officer or above and who could materially damage the interests of such company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the 12 months before the Termination Date in the course of the Employment.

“Staff Handbook” means the Company's staff handbook as amended from time to time.

"Termination Date” means the date of termination of the Employment howsoever arising.

Capitalised terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2.	Appointment and term

2.1	You will be employed as Chief Executive Officer of the Employer. You will also be the Executive Chairman of the Parent. You will report to the Board.

2.2	The Employment will commence on the Effective Date and will, subject to the remaining terms of this agreement, continue for an initial period until the fifth anniversary of the Effective Date. After that date, the contract shall automatically renew for one year on each anniversary of the Effective Date. The Employment may be terminated earlier by either party giving to the other not less than 12 months' advance notice in writing provided always that the Employer may not serve such notice until on or after the fourth anniversary of the Effective Date. For the avoidance of doubt, in the event that the Closing does not occur, this agreement shall have no effect and shall not bind the Employer, Parent or you in any way.

2.3	Your previous employment with Initio from 1 January 2009 counts as part of your continuous employment with the Employer.

3.	Duties

3.1	During the Employment you will:

3.1.1	act as a director of the Employer;

3.1.2	diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Board commensurate with your role and seniority;

3.1.3	abide by your statutory, fiduciary and common law duties to the Employer and in respect of your duties for the Parent, those of the Parent;

3.1.4	comply with the articles of association (as amended from time to time) of the Employer and in respect of your duties for the Parent, those of the Parent;

3.1.5	comply with all reasonable and lawful directions given to you by the Board;

3.1.6	provide such reports to the Board in connection with the affairs of the Employer and/or any member of the Group, on such matters and at such times as are reasonably required;

3.1.7	devote the whole of your working time, attention and abilities to the business of the Employer;

3.1.8	not do anything that would cause you to be disqualified from acting as a director;

3.1.9	report to the Board your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Employer and/or any member of the Group immediately on becoming aware of it;

3.1.10	comply with the Employer’s policies and procedures from time to time, whether in the Staff Handbook from time to time or otherwise, including but not limited to those in respect of anti-corruption, anti-bribery and electronic communications; and

3.1.11	adhere to all securities laws, rules and regulations, as presented under the Securities Act of 1933, as amended (the “33 Act”) or the Securities Exchange Act of 1934, as amended (the “34 Act”), that an executive officer of a public reporting company is typically required to comply with.

4.	Hours and place of work

4.1	Your normal working hours are 9.30 am to 5.30 pm Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties (without additional remuneration).

4.2	The Working Time Regulations 1998 provides a limit on weekly working time of an average of 48 hours. However, you acknowledge that you may be required to work in excess of these hours and you agree that the limit on working time will not apply to your employment. You are entitled to terminate this opt-out at any time by giving not less than three months' written notice addressed to the Board.

4.3	Your normal place of work is 1-9 Hardwicks Square, Wandsworth SW18 4AW but the Employer may require you to work at any place within train fare zones 1-4 in Central London on either a temporary or an indefinite basis.

4.4	You agree to travel (both within the United Kingdom and abroad) as and when required for the proper performance of your duties. However, you will not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	Remuneration

5.1	You will be paid a salary of £192,000 per annum, less statutory deductions, which will accrue from day to day and be payable by equal monthly instalments, paid on or earlier than the final working day of each month (“Basic Salary”).

5.2	Your base salary shall be increased (but shall not be decreased) at each anniversary of the Effective Date by the increase in the Consumer Price Index for All Urban Consumers (CPI-U) for the Northeast Region for all items over the prior year of the Term, as determined by the United States Department of Labor Bureau of Labor Statistics.

5.3	You will be eligible to receive by way of further remuneration a bonus and other incentive payments calculated in accordance Schedule 1 up to the Termination Date and as otherwise set out in this agreement.

5.4	Any bonus payments shall not be pensionable.

5.5	To the extent permitted by law, the Employer may deduct from your Basic Salary or any other payments due to you any sums owed by you to the Employer or the Parent at any time.

6.	Expenses & PENSION

6.1	The Employer or Parent will reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the performance of your duties under this agreement, subject to production of such receipts or other appropriate evidence as the Employer may require.

6.2	There is no pension scheme in which you are entitled to participate. There is no contracting-out certificate in force.

7.	Holidays

7.1	You will be entitled to 35 days' paid holiday in each holiday year (being the period from 1 January to 31 December) together with the usual 8 public holidays in England and Wales. In the respective holiday years in which the Employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.

7.2	Holiday can only be taken with the advance approval of the Employer. You may carry forward holiday entitlement from one holiday year to the next. You are not entitled to receive any payment in lieu in respect of any unused entitlement, save on termination of the Employment when payment shall be made in the amount of 1/260th of your Basic Salary for each untaken day of entitlement. If on termination of your employment, you have taken in excess of your accrued holiday entitlement, the Employer shall be entitled to recover from you, by way of deduction from any payments due to you or otherwise (one day's pay calculated at 1/260th of your Basic Salary for each excess day).

7.3	If either party has served notice to terminate the employment, the Board may require you to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

8.	Sickness absence

8.1	Provided you comply with the sickness absence procedures below (or such additional or alternative procedures as the Employer shall notify from time to time), you will continue to receive your Basic Salary and contractual benefits (including bonus) during any absence from work due to illness or injury for an aggregate of up to 60 working days in any period of 12 months. Such payments will be inclusive of any statutory sick pay that may be due and the Employer may deduct from such payments the amount of any social security or other benefits that you may be entitled to receive and, to the extent that damages for loss of earnings are recoverable from any third party in relation to such incapacity, any payments under this clause will constitute a loan repayable to the Employer on demand at such time as you receive such third party payment (provided that you will not be required to repay a sum in excess of the amount of damages recovered).

8.2	You will notify the Board as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence and to provide a medical certificate for any period of incapacity of more than seven days (including weekends). Further certificates must be provided to cover any further periods of incapacity.

8.3	If you are on sick leave for a consecutive period of 20 working days or longer, you agree to undergo to medical examinations (at the Employer's expense) by a doctor nominated by the Employer. You agree that any report produced in connection with any such examination may be disclosed to the Employer and the Employer may discuss the contents of the report with the relevant doctor.

9.	other benefits

9.1	You and (where specified in Schedule 2) your spouse and children will be entitled to participate in all and any health, welfare and other benefit programs, including stock option awards, adopted from time to time by the Employer or the Parent that are consistent with those provided to other executives of the Employer and Parent but no less favourable than those provided to you prior to the execution of this agreement. Such benefits are as set out in Schedule 2 to this agreement plus any further benefits put in place.

10.	Other interests

10.1	You shall not, without the prior written consent of the Employer or Parent, at any time during the term of this agreement:

10.1.1	accept employment with, or render services of a business, professional or commercial nature to, any person or entity other than the Employer or Parent (excluding equity interests you may own in such other entity, provided that such equity is not provided to you as direct compensation for such services);

10.1.2	engage in, own or provide financial or other assistance (whether you are paid or unpaid) to any person, venture or activity which is competitive with the Employer or Parent, whether directly or indirectly, alone or with any other person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise; or

10.1.3	engage in any venture or business activity (whether you are paid or unpaid) which interferes with your performance of your duties or which is competitive with the business of the Employer or Parent;

provided, however, that the provisions of this clause 10.1 shall not apply to ownership of up to five percent (5%) of the securities of a publicly owned entity.

10.2	You shall make full and prompt disclosure to the Employer and Parent of any business opportunity of which you become aware and which relates to the business of the Employer or Parent, its respective subsidiaries, affiliates or parent.

11.	Termination

11.1	The Employer may terminate the Employment at any time with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

11.1.1	are guilty of gross misconduct, serious negligence or commit any material or (after warning) repeated or continued breach of your obligations to the Employer;

11.1.2	are guilty of any fraud or dishonesty or act in a manner which brings or, in the reasonable opinion of the Employer, is likely to bring the Employer or any member of the Group into disrepute;

11.1.3	are convicted of any criminal offence (other than a motoring offence for which a non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

11.1.4	are disqualified from acting as a director or voluntarily resign as a director from the Employer or the Parent without the prior written approval of the Board;

11.1.5	are, in the reasonable opinion of the Board, seriously negligent in the performance of your duties;

11.1.6	are declared bankrupt or make any arrangement with or for the benefit of your creditors; or

11.1.7	become of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health.

11.2	If the Employment is terminated for any reason set in clause 11.1 above, the Employer (or Parent) shall pay you any earned but unpaid base salary, any unpaid Bonus, any unpaid Profit Appreciation Participation, any accrued but unpaid vested benefits up to the date of such termination and any accrued but unpaid paid time off (including accrued but untaken holiday) up to the date of such termination (collectively, “Accrued Compensation and Benefits”). If the Employment terminates as a result of your death or disability, no compensation or payments will be made other than the Accrued Compensation and Benefits to your estate, beneficiary or other legal representative, to include unpaid base salary, unpaid bonus, accrued/unused vacation, and unreimbursed business expenses within 10 business days following death or disability. Full vesting, as of the date of death or disability, for all unvested benefits, shares and options shall apply up to the date of death or the date or disability.

11.3	If the Employment is terminated for any reason other than the reasons set out in clause 11.1 or 11.2, the Employer (or the Parent, as applicable) shall pay you up until the Termination Date and, in addition, the following (collectively, the “Severance Payments”):

11.3.1	the base salary that would be payable for the following twelve (12) months, such payment to be made in one lump sum within five working days of the termination of Employment;

11.3.2	all unvested stock options and/or restricted securities awarded to you by the Employer or Parent shall become immediately vested and/or exercisable, as the case may be. Further, any unvested stock options and/or restricted securities awarded to you shall be non-forfeitable;

11.3.3	the Employer or Parent will seek to continue to maintain you as a participant in its health insurance plan for the following twelve (12) months subject always to the terms of the plan;

11.3.4	any Bonus that would have been earned by you payable for the following twelve (12) months, calculated based on actual financial results of the Employer or Parent and paid in accordance with Schedule 1; and

11.3.5	any Profit Appreciation Participation that would have been earned by you payable for the following twelve (12) months, calculated based on actual financial results of the Employer or Parent and paid in accordance with Schedule 1.

11.4	The rights of the Employer to terminate under this clause are without prejudice to any other rights it may have at law.

12.	GARDEN LEAVE

12.1	Following service of notice to terminate the Employment by either party, or if you purport to terminate the Employment in breach of contract, the Board may by written notice place you on Garden Leave for the whole or part of the remainder of the Employment.

12.2	During any period of Garden Leave:

12.2.1	the Employer shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Employer, the Parent and/or any Member of the Group;

12.2.2	the Employer may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Employer may decide;

12.2.3	you shall continue to receive your Basic Salary and all contractual benefits (including bonus) in the usual way and subject to the terms of any benefit arrangement;

12.2.4	you shall remain an employee of the Employer and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

12.2.5	you shall ensure that the Chairman knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

12.2.6	the Employer may exclude you from any premises of the Employer, the Parent and/or any Member of the Group; and

12.2.7	the Employer may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer, the Parent and/or any Member of the Group.

13.	Obligations on termination

13.1	On termination of the Employment (however arising) or, if earlier, at the start of a period of Garden Leave provided that you are not required to carry out any duties during any period of Garden Leave), you shall:

13.1.1	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of the Employer, the Parent or any Member of the Group;

13.1.2	subject to clause 13.2, immediately deliver to the Employer all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Employer, the Parent and/or any Member of the Group or its business contacts, any keys, credit card and any other property of the Employer, the Parent and/or any Member of the Group including any car provided to you, which is in your possession or under your control;

13.1.3	irretrievably delete any information relating to the business of the Employer, the Parent and/or any Member of the Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Employer's premises; and

13.1.4	provide a signed statement that you have complied fully with your obligations under this clause 13.1 together with such reasonable evidence of compliance as the Employer may request.

13.2	Where you have been placed on Garden Leave you shall not be required to return until the end of the Garden Leave period, any property provided to you as a contractual benefit for private use during the Employment.

13.3	You hereby irrevocably appoint the Employer to be your attorney to execute any such instrument or thing for the purpose of giving the Employer or its nominee the full benefit of clause 13.1.1.

14.	Post-Termination Restrictions

14.1	In order to protect the Confidential Information and business connections of the Employer, the Parent and each Member of the Group to which you have access as a result of the Employment, you covenant with the Employer (for itself and as trustee and agent for the Parent and for each Member of the Group) that you shall not:

14.1.1	for 12 months after the Termination Date solicit or endeavour to entice away from the Employer, the Parent and/or any Member of the Group the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

14.1.2	for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Employer, the Parent and/or any Member of the Group any Restricted Person;

14.1.3	for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

14.1.4	for 12 months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

14.1.5	for 12 months after the Termination Date be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

14.1.6	at any time after the Termination Date, represent himself as connected with the Employer, the Parent or any Member of the Group in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Employer, the Parent and/or any Member of the Group.

14.2	None of the restrictions in clause 14.1 shall prevent you from:

14.2.1	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

14.2.2	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

14.3	The restrictions imposed on you by this clause 14 apply to you acting:

14.3.1	directly or indirectly; and

14.3.2	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

14.4	The periods for which the restrictions in clause 14 apply shall be reduced by any period that you spend on Garden Leave immediately before the Termination Date.

14.5	If you receive an offer to be involved in a business concern during the Employment, or before the expiry of the last of the covenants in this clause 14, the Employee shall give the person making the offer a copy of this clause 14 and shall tell the Employer the identity of that person as soon as possible.

14.6	The Employer and you entered into the restrictions in this clause 14 having been separately legally advised.

14.7	Each of the restrictions in this clause 14 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

14.8	If the Employment is transferred to any firm, company, person or entity other than a Member of the Group (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 14, protecting the Confidential Information, trade secrets and business connections of the New Employer.

14.9	You will, at the request and expense of the Employer, enter into a separate agreement with the Parent or any Member of the Group in which you agree to be bound by restrictions corresponding to those restrictions in this clause 14 (or such of those restrictions as the Employer deems appropriate) in relation to that Member of the Group.

15.	Disciplinary and grievance procedures

15.1	You are subject to the Employer's disciplinary and grievance procedures, copies of which are available from Board of Directors. These procedures do not form part of your contract of employment.

15.2	If you want to raise a grievance, you may apply in writing to Board of Directors in accordance with the Employer's grievance procedure.

15.3	If you wish to appeal against a disciplinary decision you may apply in writing to Board of Directors in accordance with the Employer's disciplinary procedure.

15.4	The Board may suspend you from any or all of your duties for a period of up to 14 days during any period in which the Employer is investigating any disciplinary matter involving you or while any disciplinary procedure against you is outstanding.

15.5	During any period of suspension:

15.5.1	you shall continue to receive your Basic Salary and all contractual benefits (including bonus) in the usual way and subject to the terms of any benefit arrangement;

15.5.2	you shall remain an employee of the Employer and bound by the terms of this agreement;

15.5.3	you shall ensure that Board of Directors knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

15.5.4	the Board may exclude you from your place of work or any other premises of the Employer, of the Parent and/or of any Member of the Group; and

15.5.5	the Board may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer, the Parent and/or of any Member of the Group.

16.	CONFIDENTIAL INFORMATION

16.1	You acknowledge that in the course of the Employment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause16.

16.2	You shall not (except in the proper course of your duties), either during the Employment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

16.2.1	any use or disclosure authorised by the Board or required by law;

16.2.2	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure;

16.2.3	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; or

16.2.4	any information obligated by mandatory applicable law, regulatory rule or judicial administrative order to disclose such information or any portion thereof to any government authority or court, provided, however, prior to such disclosure you provide prompt written notice to Employer so that the Employer may seek a protective order or other remedy regarding the disclosure of such information.

17.	Intellectual Property

17.1	You shall give the Employer full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of the Employment which relates to, or are reasonably capable of being used in, the business of the Employer, the Parent or any member of the Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Employer absolutely. To the extent that they do not vest automatically, you hold them on trust for the Employer. You agree promptly to execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this clause 17.

17.2	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 17.1.

17.3	You irrevocably appoint the Employer to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Employer to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Employer, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

18.	INDEMNIFICATION AND INSURANCE

18.1	The Employer shall defend, indemnify, and hold you harmless to the full extent permitted by law against any and all costs or expenses reasonably and necessarily incurred by you in the defense of, settlement of or payment of a judgment of any action, suit, or proceeding in which you are made a party by reason of your Corporate Status provided always that you have conducted yourself in accordance with the terms of this agreement. Without limiting the foregoing, the Employer or Parent shall advance all such reasonable and necessary Expenses incurred by you directly by reason of your Corporate Status within thirty (30) days after the receipt by the Employer of a statement or statements from you requesting such payment from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by you and shall include or be preceded or accompanied by a written undertaking by you or on your behalf to repay any Expenses advanced if it shall ultimately be determined that you are not entitled to be indemnified against such Expenses. Such right of indemnification is not deemed exclusive of any right to which you may be entitled under the applicable law.The Employer and/or Parent shall purchase and maintain insurance that protects you against any liability asserted against or incurred by you in your capacity as or arising out of your status as an officer, employee or director, in such amounts as is customary for similarly situated officers of public companies.

18.2	“Expenses” for purposes of clause 18.1 shall include all reasonable and necessary legal fees, court costs, fees of experts, witness fees, travel expenses, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding provided such Expenses relate wholly in relation to a matter as described in clause 18.1. Expenses also shall include Expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on you as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by you or the amount of judgments or fines against you.

18.3	“Corporate Status” for purposes of clause 18.1 describes the status of a person who is or was at the time of the issue, a director, officer or fiduciary of the Employer, Parent, any other member of the Group.

19.	DATA PROTECTION

19.1	You hereby consent to the Employer, Parent or any member of the Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you, including, as appropriate:

19.1.1	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

19.1.2	your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

19.1.3	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

19.2	The Employer make such information available to the Parent and/or any member of the Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Employer or the business in which you work.

19.3	You consent to the transfer of such information to the Parent and/or to any Member of the Group or to its or their business contacts (or those of the Employer_outside the European Economic Area in order to further its or their business interests even where the country or territory in question does not maintain adequate data protection standards.

20.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Employment.

21.	Notices

Any notice to be given under this agreement shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Employer) its registered office for the time being and (in the case of you) either to your address shown in this agreement or to your last known address and shall be deemed to have been served at the time at which it was delivered personally or transmitted or, if sent by post, would be delivered in the ordinary course of post. For the avoidance of doubt, no notices may be served by e-mail except with the written consent of the other party.

22.	Former Agreements

22.1	This agreement contains the entire understanding between the parties and is in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment or engagement, which shall be deemed to have been terminated by mutual consent as from the commencement of this agreement.

22.2	You hereby warrant and represent to the Employer that you will not, in entering into this agreement or carrying out your duties under this agreement, be in breach of any other terms of employment whether express or implied or any other obligation binding upon you.

23.	Construction

23.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

23.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment of such provision (whether before or after the date of this agreement) for the time being in force.

23.3	The schedules to this agreement, if any, form part of and are incorporated into this agreement.

23.4	No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing (not including e-mail) and has been signed by or on behalf of both parties.

24.	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you, the Employer, the Parent and any member of the Group shall have any rights under it.

25.	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

26.	Proper Law

26.1	Any claim or matter of whatever nature arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims) shall be governed by, and this agreement shall be construed in all respects in accordance with, the law of England and Wales.

26.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or relating to this agreement or its subject matter (including, but not limited to, non-contractual disputes or claims).

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by Staffing 360 Solutions Limited (formerly Initio International Holdings Limited) acting by a director, in the presence of:	Signature Director
Print name

Witness signature

Name (in BLOCK CAPITALS)

Address

SIGNED as a deed by Brendan Flood in the presence of:	Signature

Witness signature

Name (in BLOCK CAPITALS)

Address

EXECUTED as a deed by Staffing 360 Solutions, Inc. acting by an authorised signatory	Signature
Print name

Witness signature

Name (in BLOCK CAPITALS)

Address

 Schedule 1 – Bonus arrangements

1.	The Employer agrees to pay you an annual bonus (the “Bonus”) of up to fifty (50%) of your annual base salary. The Bonus shall be calculated as follows:

1.1.	A comparison will be made of the annual Adjusted EBITDA of the Initio Group with the previous year's Adjusted EBITDA of the Initio Group;

1.2.	If the Adjusted EBITDA in the current financial year matches the previous year's Adjusted EBITDA, you will receive a Bonus of 25% of your then current annual base salary;

1.3.	For every 1% increase to the Adjusted EBITDA, you will received a further 1% of base salary in your Bonus, up to a maximum of a further 25% of your then current annual base salary; and

1.4.	If the current financial year's Adjusted EBITDA is between 80% and 100% of the previous financial year's Adjusted EBITDA, you will be entitled to a bonus of 1.25% of your then current annual base salary for every 1% that the current financial year's Adjusted EBITDA exceeds 80% of the previous financial years Adjusted EBITDA (up to a maximum of 25% of base salary).

1.5.	If the current financial year's Adjusted EBITDA is less than 80% of the previous year's Adjusted EBITDA, you will not receive any Bonus.

2.	The Bonus for each Employer financial year during the term shall be paid in cash within thirty days following the Parent’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission containing the Parent’s and Employer’s consolidated audited financial statements (“Form 10-K Filing”).

3.	The Employer agrees to pay you an annual fee based on an increase from the Initio Group's prior fiscal year’s Gross Profit (the “Gross Profit Appreciation Participation”) calculated as follows:

3.1.	the Parent will calculate, on an annual basis, the difference between the Base Amount (defined below) of the 2013 Initio Group Gross Profit and any increase in the subsequent year’s annual Initio Group Gross Profit as determined by the Parent’s auditors in an amount greater than 120% of the Base Amount. Any amount of Initio Group Gross Profit above the Base Amount is referred to as “Excess Gross Profit”. The Gross Profit Appreciation Participation owed and to be paid to you will be calculated as an amount equal to 10% of the Excess Gross Profit, if any, for the applicable annual period, such amount not to exceed the sum of $400,000 per year (of which you are entitled to 62.5%);

3.2.	the Gross Profit Appreciation Participation for each Parent fiscal year during the term shall be paid in cash within thirty days following the Parent’s Form 10-K Filing.

4.	Additional Bonus Payments: you shall be entitled to receive, in addition to all other compensation, such bonus payments, if any, as the Board of Directors of the Parent or Employer may specify in accordance with certain performance criteria adopted by the Board of Directors of the Parent within a reasonable time after the commencement of each calendar year, taking into account the business plan for such year.

5.	Stock Incentives: you shall be entitled to participate in any and all stock incentive programs offered to other senior executives of the Employer or Parent subject to their terms;

6.	In this Schedule, the following terms as as defined below:

6.1.	"Adjusted EBITDA" means earnings before interest, income taxes, depreciation, amortization, and also excludes business reorganization costs, impairment of goodwill, and costs incurred outside of the normal course of business or non-recurring costs, as consistently applied by the Group;

6.2.	"Base Amount" means the Initio Division Gross Profit for the twelve months ending on 31 December 2013.

6.3.	"Initio Division Gross Profit" means Revenue less direct costs of services, consisting of payroll, payroll taxes, insurance costs and reimbursable expenses, calculated in a manner as consistently applied by the Group.

6.4.	"Initio Group" means the Employer and its subsidiaries;

6.5.	"Revenue" means revenue of the Group, determined as follows: (i) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (ii) temporary contracting revenue (recognized as gross when the company acts as principal in the transaction and is at risk for collection); (iii) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (iv) revenue generated when the company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (v) revenue generated when the company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered), in a manner as consistently applied by the Group.

SCHEDULE 2 – BENEFITS

Private Medical Insurance

1.	You and your wife and your children shall be entitled to participate in the Employer’s private medical insurance, subject to:

1.1.	the terms of that scheme, as amended from time to time;

1.2.	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

1.3.	you and your wife and your children satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Employer considers reasonable.

2.	If the insurance provider refuses for any reason to provide private medical insurance benefit to you or your wife or your children, the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

3.	The Employer its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of cover provided) at any time on reasonable notice to you.

Death In Service/Life Insurance

4.	You shall be entitled to participate in the Employer’s life assurance scheme which shall pay to your dependants a sum of no less than £1m if you die during the Employment. Participation is subject to:

4.1.	the terms of the life assurance scheme, as amended from time to time;

4.2.	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

4.3.	you satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Employer considers reasonable.

5.	If the insurance provider refuses for any reason to provide life assurance benefit to you, the Employer shall not be liable to provide you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

6.	The Employer in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the cover provided ) at any time on reasonable notice to you.